Exhibit 99.(c)(7)

Project Apple Revised Discussion Materials November 2005

Educate, Inc. (NASD: EEEE) October 2005 – Educate announces revenue growth of 21% and same territory revenue growth of 3%. Classifies Education Station as discontinued operation. September 2005 - Announces sponsorship of the 2005 National Book Festival, organized and sponsored by the Library of Congress and hosted by first lady Laura Bush. June 2005 – Educate announces introduction of Sylvan Online featuring personalized reading and math tutoring online with live teachers. January 2005 – Educate announces acquisition of Gateway Learning Corp, owner of Hooked on Phonics. Recent News Capitalization Information Price – Volume Graph Operating Performance (as reported) Current Price (11/2/05): $11.90 2 month trading average: $14.17 3 month trading average: $14.82 6 month trading average: $14.12 Source: Company Filings Daily: Sept 23,2004 - Nov 2, 2005 0 1,000 2,000 3,000 4,000 5,000 6,000 Sep-04 Dec-04 Mar-05 Jun-05 Sep-05 Volume (000s) $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 $16.0 $18.0 Price ($) Volume Price Source: Factset Balance Sheet Summary (dollar amounts in millions) (at June 30, 2005) Cash and equivalents $14.7 Debt, current & long-term 143.3 Current assets 84.3 Property, plant & equipment, net 19.5 Current liabilities 74.5 Total assets 440.7 Total stockholders' equity 213.0 Income Statement Summary (dollar amounts in millions) FY Dec 31, 2001 2002 2003 2004 LTM 3-Year CAGR Revenue $181.5 $216.3 $242.3 $300.3 $348.7 18.3% Growth % NA 19.2% 12.0% 23.9% Na  EBITDA 20.3 27.7 38.0 47.8 53.1 33.0% Margin % 11.2% 12.8% 15.7% 15.9% 15.2%  EBIT 9.9 19.8 31.1 40.2 44.3 59.5% Margin % 5.5% 9.2% 12.8% 13.4% 12.7% Net Income (0.1) 6.9 10.7 17.8 21.7 NM Margin % -0.1% 3.2% 4.4% 5.9% 6.2%  Selected Strategies Total Enterprise Value $662.2 Equity Value $534.0  Multiples TEV / LTM Revenue 1.9x TEV / 05E Revenue 1.9x TEV / LTM EBITDA 12.5X TEV / 05E EBITDA 11.8X TEV / LTM EBIT 14.9X TEV / 05E EBIT 13.9X EV / LTM Net Income 24.9X EV / 05E Net Income 20.2X  Source: Compustat, First Call Consensus, Reuters Estimates, Company Filings

Confidential

educate, inc.

Educate ownership overview

On a diluted basis, Apollo currently controls approximately 50% of Educate

Ownership Analysis (in thousands)

Institutional Holders	Holdings	% of Outstanding
Kornitzer Capital Management, Inc.	1,956	4.4%
Fidelity Management & Research Co.	1,620	3.6%
TimesSquare Capital Management LLC	1,349	3.0%
Federated Investors, Inc. (Asset Management)	1,180	2.6%
Neuberger Berman LLC	1,007	2.2%
BlackRock Advisors, Inc.	796	1.8%
Schroder Investment Management (UK) Ltd.	795	1.8%
Schroder Investment Management North America,	686	1.5%
Tiger Global Management LLC	607	1.4%
Merrill Lynch Investment Managers, Inc./Mercury /	601	1.3%
Janus Capital Management LLC	573	1.3%
JPMorgan Investment Advisors, Inc.	543	1.2%
William Blair Capital Management LLC	535	1.2%
JPMorgan Investment Management, Inc. (US)	493	1.1%
BAMCO, Inc. (Baron Capital Management)	475	1.1%
Pier Capital LLC	428	1.0%
All others	4,020	9.0%
Total Institutional Holdings	**17,664**	**39.4%**

Insiders [a]	Holdings	% of Outstanding
Apollo Advisors LP	22,588	50.3%
R. Christopher Hoehn-Saric	1,569	3.5%
Peter J. Cohen	291	0.6%
Mary K. Foster	190	0.4%
Kevin E. Shaffer	162	0.4%
Jeffrey H. Cohen	147	0.3%
All others	120	0.3%
Total Insider Holdings	**25,068**	**55.9%**
Institutional Holdings	**17,664**	**39.4%**
Retail & Other Holdings	**2,143**	**4.8%**
Float	**19,807**	**44.1%**
Insider Holdings	**25,068**	**55.9%**
Current Diluted Shares Outstanding [b]	**44,875**	**100.0%**

Source: Company Filings; Factset; LionShares

(a) Includes options and stock grants.
(b) Accounted for by treasury stock method.

3

Signal Hill Capital

Confidential

educate, inc.

Recent analyst commentary

Firm	Analyst	Date	Rating	Target Price	Revenue 2005	Revenue 2006	EBITDA 2005	EBITDA 2006	Long-Term Growth Rate
Goldman Sachs	Peter P. Appert	11/1/05	Neutral	NA	$330.9	$392.9	-	$69.8	20.0%
Robert W. Baird	Trace A. Urdan	10/31/05	Outperform	$17.00	328.2	387.8	-	67.9	-
Merrill Lynch	Lauren R. Fine	10/28/05	Neutral	$14.25	330.7	394.1	57.1	66.8	20.0%
Think Equity Partners	Kirsten Edwards	10/28/05	Accumulate	$14.00	334.0	426.7	58.3	77.4	20.0%
Legg Mason	Robert L. Craig	10/28/05	Hold	NA	334.0	403.0	-	-	-
Average					**$331.6**	**$400.9**	**$57.7**	**$70.5**	**20.0%**

Goldman Sachs - *Long-term growth story top of the class, near-term outlook less clear*
Educate is the largest player in a growing market. Demand for tutoring services is being driven by increasing parental recognition of the need to provide supplemental services to their children in an era of diminished school resources and increasingly competitive college admissions…Steady unit growth (measured in number of locations and number of students), relatively modest capital requirements, and attractive margins (with potential for upside), create an appealing financial backdrop. We believe 20% annual growth in EPS is sustainable, driven by steady growth in the number of new locations, continued accretive purchases of franchise centers by the company, and same-center growth aided in part by selective price increases.

Robert W. Baird - *Sell-Off Overdone - Reiterating Outperform*
Educate is the leading beneficiary of an emerging paradigm shift towards growing education consumerism on the part of parents…Educate's primary and immediate growth driver is expanding the U.S. market of parents familiar with and willing and able to pay for supplemental services…The growth and expansion of the Sylvan brand is another source of long-term, market-building growth…Educate is a platform with a very well-recognized and highly regarded brand and a core competency in how to sell education-themed services to consumers.

Merrill Lynch - *Increased Exposure to an Uncertain Consumer*
Lowered rating on reduced confidence & heightened risk. We lowered our rating to Neutral from Buy after Educate reported disappointing Q3 results and announced the divestiture of its No Child Left Behind (NCLB) business. However, we do believe the 13% share price decline was an over-reaction. We peg theoretical fair value at ~$14-14.50/sh.

Think Equity Partners - *Downgrading To Accumulate Due To Increased Business Risk*
Anemic Same Territory Growth is Discouraging…Building out Hooked on Phonics (HOP) Product Sales a Riskier Growth Strategy…Discontinuing the Education Station (ES) Division a Let Down.

Legg Mason - *Reducing Rating From Buy to Hold: Change in Investment Thesis*
Rating on shares of Educate, Inc. being reduced from Buy to Hold based on a combination of consumer spending concerns and a significant change in our original investment thesis which was based on an improving economic/K-12 funding environment, strengthening same territory growth and favorable alignment with NCLB

Note: Analyst estimates pro-forma for sale of Education Station.

Source: Thomson Financial

4

Signal Hill Capital

Educate stock overview Educate stock currently trading at a 8% premium to IPO price Recent sell-off resulting in 16% drop from 2 month trading average Current price represents 44% drop from 52 week high (Sept 7, 2005) Apollo’s ownership of Educate stock at approximately 50% on a current fully diluted basis This creates a stock overhang Total insider ownership at 56% of diluted shares Retail float at nearly 5% of diluted shares A buyout of a significant portion of Apollo’s stake could help Educate stock by reducing the stock overhang effect First step towards increasing public float - better liquidity and higher volumes Positive corporate governance effect Diversification of insider ownership Allows for greater flexibility around Board composition – and potentially more outside and independent directors

Confidential

educate, inc.

Base case projections

Educate has positioned itself uniquely in the market and should benefit from continued growth in the K-12 services and product markets

Projections pro-forma for sale of Education Station

($ figures in millions)

	Projections						5-Year
	2005E	2006E	2007E	2008E	2009E	2010E	CAGR
Revenues:							
Learning Center Division	$249.3	$339.1	$411.2	$488.2	$558.8	$637.0	20.6%
% growth	*37.5%*	*36.0%*	*21.3%*	*18.7%*	*14.5%*	*14.0%*	
Catapult Learning Division	89.6	101.6	109.7	117.1	$129.2	$142.1	9.7%
% growth	*-2.0%*	*13.4%*	*8.0%*	*6.7%*	*10.3%*	*10.0%*	
Total Revenues	**338.9**	**440.7**	**520.9**	**605.3**	**688.0**	**779.1**	18.1%
% growth	*24.3%*	*30.0%*	*18.2%*	*16.2%*	*13.7%*	*13.2%*	
EBITDA:							
Learning Center Division	58.3	75.9	93.6	111.7	127.3	146.8	20.3%
% margin	*23.4%*	*22.4%*	*22.8%*	*22.9%*	*22.8%*	*23.0%*	
Catapult Learning Division	14.8	14.1	14.9	15.8	17.5	19.6	5.8%
% margin	*16.6%*	*13.8%*	*13.6%*	*13.5%*	*13.5%*	*13.8%*	
Corporate G&A	(14.9)	(17.2)	(19.4)	(20.3)	(21.2)	(24.0)	
% revenue	*4.4%*	*3.9%*	*3.7%*	*3.4%*	*3.1%*	*3.1%*	
Total EBITDA	**58.2**	**72.7**	**89.0**	**107.3**	**123.7**	**142.4**	19.6%
% margin	*17.2%*	*16.5%*	*17.1%*	*17.7%*	*18.0%*	*18.3%*	
Operating Income:							
Learning Center Division	54.1	69.4	85.8	102.7	117.8	135.8	20.2%
% margin	*21.7%*	*20.5%*	*20.9%*	*21.0%*	*21.1%*	*21.3%*	
Catapult Learning Division	12.5	12.4	13.2	14.1	15.8	17.8	7.2%
% margin	*14.0%*	*12.2%*	*12.0%*	*12.1%*	*12.2%*	*12.5%*	
Corporate G&A	(16.5)	(18.7)	(20.9)	(21.8)	(22.7)	(25.7)	
% revenue	*4.9%*	*4.2%*	*4.0%*	*3.6%*	*3.3%*	*3.3%*	
Total EBIT	**50.1**	**63.0**	**78.1**	**95.1**	**110.9**	**128.0**	20.6%
% margin	*14.8%*	*14.3%*	*15.0%*	*15.7%*	*16.1%*	*16.4%*	
Capital Expenditures:							
Franchise Acquisitions	23.5	23.6	24.9	26.2	18.4	18.4	
# franchises acquired	*47*	*45*	*45*	*45*	*30*	*30*	
Programs /New Corporate Center Dev.	13.1	8.8	8.8	8.8	8.8	8.8	
Catapult /Online /HOP /Other	16.5	3.7	3.7	3.7	3.7	3.7	
Total Capex	53.1	36.2	37.5	38.8	31.0	31.0	
% revenue	*15.7%*	*8.2%*	*7.2%*	*6.4%*	*4.5%*	*4.0%*	

6

Signal Hill Capital

Returns analysis Base Case ($14.00) At a $14 per share purchase price, an outside investor could realize significant value as Educate simply executes its operating plan Note: Assumes holdco acquires 2/3rds of current Apollo stake. Prior returns from Base Case analysis as of July 2005. Summary Returns - Year 5 IRR EBITDA exit multiple range 8.0 x 10.0 x 12.0 x Equity investor returns 14.1% 19.0% 23.2% P/E/G exit multiple range 0.8 x 1.0 x 1.2 x Equity investor returns 14.6% 19.8% 24.3% Purchase Price per Share Prior Returns P/E/G EBITDA 8.0x 10.0x 12.0x 0.8x 1.0x 1.2x $12.00 $12.50 $13.00 $14.00 $14.00 17.8% 16.8% 15.9% 15.0% 14.1% 15.1% 22.9% 21.8% 20.8% 19.9% 19.0% 20.0% 27.2% 26.1% 25.1% 24.1% 23.2% 24.2% $12.00 $12.50 $13.00 $13.50 $14.00 $14.00 18.3% 17.3% 16.3% 15.4% 14.6% 15.4% 23.7% 22.6% 21.7% 20.7% 19.8% 20.6% 28.3% 27.2% 26.2% 25.2% 24.3% 25.1%

Confidential

educate, inc.

Returns analysis – Base Case

Project Apple

Educate Holdco Model: Transaction Summary

(dollars in millions, except per share amounts)

Purchase Price Analysis

Purchase price per share	$14.00	Market price	$11.90
Apollo Shares Purchased	15.1		
Equity purchase price	$210.8	Premium to current price	17.6%
Plus: Total debt @ 12/31/05'	$0.0	Shares outstanding	42.6
Less: Cash and equivalents	0.0	Options outstanding	3.8
Transaction value	$210.8	Average exercise price	$4.80
		Apollo Stake (Current)	22.6

Sources and Uses of Funds

Uses of funds	Amount	% of Total
Purchase equity	$210.8	100.0%
Retire existing debt	0.0	0.0%
Financing / advisory costs	0.0	0.0%
Total uses	$210.8	100.0%

Sources of funds	Amount	% of Total	Rate
Existing cash	$0.0	N/A	4.0%
Revolver [b]	0.0	0.0%	9.0%
Term loan	0.0	0.0%	6.0%
Other debt	0.0	0.0%	5.5%
Subordinated debt	0.0	0.0%	12.5%
Preferred stock (3 year PIK)	0.0	0.0%	13.0%
Common equity	210.8	100.0%	
Total sources	$210.8	100.0%	

Other Assumptions

Equity ownership		Tax rate	38.0%
Common equity investor	33.4%		
Subordinated debt	0.0%	Revolver advance rates	
Management promote	0.0%	A/R	70.0%
	33.4%	Inventory	40.0%
Financing costs			
Bank debt	1.0%	Amortization period	
Subordinated debt	3.5%	Goodwill	NA
		Finan.Advisory costs	7.0

Acquisition Multiple Analysis [a]

	2005	2006	2007
EBITDA	$58.2	$72.7	89.0
Multiple of current enterprise value	11.3 x	9.0 x	7.4 x
Multiple of transaction value	13.0 x	10.4 x	8.5 x
EBIT [c]	$50.1	$63.0	$78.1
Multiple of current enterprise value	13.1 x	10.4 x	8.4 x
Multiple of transaction value	15.1 x	12.0 x	9.7 x
Net income	$26.6	$34.2	$43.7
Multiple of current equity value	20.1 x	15.6 x	12.2 x
Multiple of equity purchase price	23.8 x	18.5 x	14.5 x

Credit Ratio Analysis

	2005	2006	2007
Debt / EBITDA	2.1 x	1.5 x	0.9 x
EBITDA / interest expense	8.2 x [d]	10.2 x	13.4 x
(EBITDA - CapEx) / interest exp.	0.7 x [d]	5.1 x	7.8 x

Summary Returns - Year 5 IRR

EBITDA exit multiple range	8.0 x	10.0 x	12.0 x
Equity investor returns	14.1%	19.0%	23.2%
P/E/G exit multiple range	0.8 x	1.0 x	1.2 x
Equity investor returns	14.6%	19.8%	24.3%

Notes

(a) Enterprise and equity values calculated using treasury stock method.
(b) Amount determined by advance rate availability.
(c) EBIT before amortization of goodwill and transaction expenses.
(d) Based on interest expense for the first projected year.

8

Signal Hill Capital

Returns analysis – Base Case (continued) Educate target case earnings are predicted to grow at a compound annual rate of 22.8% over the next 5 years Project Apple Educate Holdco Model: Projected Income Statement (all figures in millions except per share amounts) Forecast Projected At Dec-31, 2005 2006 2007 2008 2009 2010 Revenues $338.9 $440.7 $520.9 $605.3 $688.0 $779.1 EBITDA 58.2 72.7 89.0 107.3 123.7 142.4 Depreciation expense 8.1 9.7 11.0 12.2 13.2 15.0 Amortization (non-goodwill) 0.0 0.0 0.0 0.0 0.0 0.0 EBIT (a) 50.1 63.0 78.1 95.1 110.4 127.5 Interest expense / (income) Term loan 0.0 0.0 0.0 0.0 0.0 0.0 Other debt 7.2 8.0 8.3 8.5 8.7 8.9 Subordinated debt 0.0 0.0 0.0 0.0 0.0 0.0 Interest (income) 0.0 (0.9) (1.6) (2.8) (4.6) (7.1) Total interest expense 7.2 7.1 6.6 5.7 4.1 1.7 Transaction cost amortization 0.0 0.0 0.0 0.0 0.0 0.0 Other expense / (income) 0.0 0.0 0.0 0.0 0.0 0.0 Pretax income 42.8 55.9 71.4 89.4 106.4 125.7 Current income taxes 9.5 13.4 18.3 24.2 29.6 36.0 Deferred income taxes 6.8 7.8 8.8 9.8 10.8 11.8 Preferred dividends 0.0 0.0 0.0 0.0 0.0 0.0 Goodwill amortization 0.0 0.0 0.0 0.0 0.0 0.0 Net income $26.6 $34.7 $44.3 $55.4 $65.9 $77.9 Diluted Shares Outstanding 44.2 45.0 45.9 46.1 46.3 46.5 EPS $0.60 $0.77 $0.97 $1.20 $1.43 $1.68 Revenue growth 12.9% 30.0% 18.2% 16.2% 13.7% 13.2% EBITDA margin 17.2% 16.5% 17.1% 17.7% 18.0% 18.3% EPS growth 22.2% 28.2% 25.3% 24.7% 18.4% 17.6% (a) EBIT before amortization of goodwill and transaction expenses.

Returns analysis – Base Case (continued) Project Apple Educate Holdco Model: Projected Balance Sheet (dollars in millions) Pro Forma Projected At Dec-31, 2005 2006 2007 2008 2009 2010 ASSETS Cash and equivalents $16.9 $29.5 $52.9 $87.8 $143.6 $213.9 Accounts receivable 50.4 62.8 74.2 86.2 98.0 111.0 Inventory 3.7 4.7 5.5 6.2 7.0 7.9 Other current assets 2.2 2.9 3.4 3.9 4.5 5.1 Total current assets 73.2 99.9 135.9 184.2 253.1 337.8 Net PP&E 20.6 47.1 73.6 100.2 118.0 134.0 Goodwill 331.2 331.2 331.2 331.2 331.2 331.2 Capitalized transaction costs 0.0 0.0 0.0 0.0 0.0 0.0 Other long-term assets 13.7 13.7 13.7 13.7 13.7 13.7 Total assets $438.7 $491.9 $554.4 $629.2 $715.9 $816.6 LIABILITIES AND EQUITY Accounts payable $31.1 $40.3 $46.1 $51.8 $58.0 $64.5 Accruals 0.0 0.0 0.0 0.0 0.0 0.0 Other non-debt current liabilities 27.4 30.8 36.5 42.4 48.2 54.5 Total current liabilities 58.5 71.2 82.6 94.2 106.1 119.1 Revolver 0.0 0.0 0.0 0.0 0.0 0.0 Term loan 0.0 0.0 0.0 0.0 0.0 0.0 Other debt 140.8 138.8 136.8 134.8 132.8 130.8 Subordinated debt 0.0 0.0 0.0 0.0 0.0 0.0 Total debt 140.8 138.8 136.8 134.8 132.8 130.8 Deferred taxes 0.0 7.8 16.6 26.4 37.2 49.0 Other long-term liabilities 12.4 12.4 12.4 12.4 12.4 12.4 Total liabilities 211.8 230.3 248.5 267.9 288.6 311.4 Preferred stock 0.0 0.0 0.0 0.0 0.0 0.0 Common equity 226.9 261.6 305.9 361.3 427.3 505.2 Total equity 226.9 261.6 305.9 361.3 427.3 505.2 Total liabilities and equity $438.7 $491.9 $554.4 $629.2 $715.9 $816.6 Working capital ratios Days receivable 54.3 52.0 52.0 52.0 52.0 52.0 Inventory turns (a) 76.2 78.0 79.0 80.0 80.5 81.0 Other current assets / revenues 0.6% 0.7% 0.7% 0.7% 0.7% 0.7% Days payable (a) 40.5 40.0 39.0 38.0 37.5 37.0 Other current liabilities / revenues 8.1% 7.0% 7.0% 7.0% 7.0% 7.0% (a) Based on total costs of Revenues - EBITDA.

Returns analysis – Base Case (continued) Project Apple Educate Holdco Model: Historical and Projected Cash Flow Statement (dollars in millions) Forecast Projected At Dec-31, 2005 2006 2007 2008 2009 2010 SOURCES OF CASH Net income $26.6 $34.7 $44.3 $55.4 $65.9 $77.9 Deferred tax expense 6.8 7.8 8.8 9.8 10.8 11.8 Depreciation 8.1 9.7 11.0 12.2 13.2 15.0 Amortization (non-goodwill) 0.0 0.0 0.0 0.0 0.0 0.0 Amortization of transaction costs 0.0 0.0 0.0 0.0 0.0 0.0 Goodwill amortization 0.0 0.0 0.0 0.0 0.0 0.0 Non-cash preferred dividends 0.0 0.0 0.0 0.0 0.0 0.0 Total sources 41.5 52.2 64.1 77.5 90.0 104.7 USES OF CASH Capital expenditures 53.1 36.2 37.5 38.8 31.0 31.0 Change in working capital (0.5) 1.4 1.3 1.7 1.2 1.5 Total uses 52.6 37.6 38.7 40.5 32.2 32.5 Cash flow from operations ($11.1) $14.6 $25.3 $36.9 $57.8 $72.3 Debt repayments / (borrowings) #N/A 2.0 2.0 2.0 2.0 2.0 Excess cash flow #N/A $12.6 $23.3 $34.9 $55.8 $70.3 CapEx / total revenues 15.7% 8.2% 7.2% 6.4% 4.5% 4.0%

Returns analysis – Base Case (continued) Project Apple Educate Holdco Model: Return Analysis (dollars in millions) Pro Forma Projected 2005 2006 2007 2008 2009 2010 EBITDA $58.2 $72.7 $89.0 $107.3 $123.7 $142.4 Enterprise value @ EBITDA multiple of: 8.0 x 465.5 581.9 712.3 858.5 989.3 1,139.6 10.0 x 581.8 727.3 890.4 1,073.1 1,236.7 1,424.5 12.0 x 698.2 872.8 1,068.4 1,287.7 1,484.0 1,709.3 Less: Net debt and preferred stock 123.9 109.3 84.0 47.0 (10.8) (83.0) Equity value @ EBITDA multiple of: 8.0 x 341.6 472.5 628.3 811.4 1,000.1 1,222.6 10.0 x 457.9 618.0 806.4 1,026.1 1,247.4 1,507.5 12.0 x 574.3 763.5 984.5 1,240.7 1,494.8 1,792.4 Equity returns Initial equity investment $210.8 Initial ownership 33.4% Equity IRR @ EBITDA multiple of: 8.0 x -25.2% -0.2% 8.7% 12.2% 14.1% 10.0 x -2.1% 13.0% 17.6% 18.6% 19.0% 12.0 x 20.9% 24.9% 25.3% 24.0% 23.2%

Implied growth in share price A long term earnings CAGR in the 20+% range for Educate implies significant share price appreciation Note: Long-term earnings growth at 22.8% in 2005 going to 20% in 2010. Educate P/E/G Implied Stock Price $20.54 $25.09 $30.49 $35.16 $40.23 $13.68 $17.11 $20.90 $25.41 $29.30 $33.52 $10.95 $13.69 $16.72 $20.33 $23.44 $26.82 $16.42 $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 2005 2006 2007 2008 2009 2010 1.2x 1.0x 0.8x

Discounted cash flow analysis Does not consider any value for Education Station, which on an after-tax basis could be worth $10-25m or approximately 40¢ per share Project Apple Educate Inc. Discounted Cash Flow Analysis - EBITDA Multiple Terminal Value Method (dollars in millions, except per share amounts) (dollars in millions, except per share amounts) Forecast Projected At Dec-31, 2005 2006 2007 2008 2009 2010 Revenues $338.9 $440.7 $520.9 $605.3 $688.0 $779.1 Growth % 30% 18% 16% 14% 13% EBITDA 58.2 72.7 89.0 107.3 123.7 142.4 Margin % 17% 17% 17% 18% 18% 18% Less: Depreciation / amortization (non-goodwill) (8.1) (9.7) (11.0) (12.2) (12.8) (14.5) EBIT 50.1 63.0 78.1 95.1 110.9 128.0 Margin % 15% 14% 15% 16% 16% 16% Less: Taxes @ 38.0% (19.0) (23.9) (29.7) (36.1) (42.1) (48.6) Net income 31.1 39.1 48.4 59.0 68.8 79.3 Margin % 9% 9% 10% 10% 10% Plus: Depreciation / amortization 9.7 11.0 12.2 12.8 14.5 % of Revenue 2% 2% 2% 2% 2% Less: Increase in working capital 3.7 (0.3) (5.0) (6.1) (6.9) % of Revenue -1% 0% 1% 1% 1% Less: Capital expenditures (36.2) (37.5) (38.8) (31.0) (31.0) % of Revenue 8% 7% 6% 5% 4% Free cash flow $16.3 $21.6 $27.4 $44.5 $56.0 (dollars in millions, except per share amounts) A + B - C PV of Terminal Value as a Discount PV of Multiple of 2010 EBITDA Net Debt @ (b) Rate Cash Flows (a) 10.0 x 11.0 x 12.0 x 12/31/2005 10.0% $118.4 $884.5 $972.9 $1,061.4 123.9 12.0% 111.3 $808.3 $889.1 $969.9 123.9 12.6% 109.2 $785.6 $864.1 $942.7 123.9 14.0% 104.8 $739.8 $813.8 $887.8 123.9 = D / E = F Discount Implied Equity Value Range Shares Implied Value per Share Range Rate 10.0x 11.0x 12.0x Outstanding 10.0x 11.0x 12.0x 10.0% $879.0 $967.4 $1,055.9 44.9 $19.59 $21.57 $23.54 12.0% 795.7 876.5 957.3 44.9 17.74 19.54 21.34 12.6% 770.8 849.4 927.9 44.9 17.18 18.93 20.69 14.0% 720.7 794.7 868.7 44.9 16.07 17.72 19.36 (a) End of Year Convention (b) Net Debt = Total Debt - Cash & Equivalents

WACC analysis ($ in 000s) Fully Stock Net Debt/ Diluted Price Equity Net Equity Levered Unlevered Company Shares 11/02/05 Value Debt Value Beta (a) Beta Bright Horizons 29,057 $40.12 $1,165,751 ($80,464) 0.0% 0.74 0.74 Educate 44,875 $11.90 $534,011 $128,193 24.0% 1.29 1.12 Learning Care Group 20,816 $6.21 $129,269 $6,835 5.3% -0.16 -0.15 Nobel Learning 9,739 $9.50 $92,525 $14,536 15.7% 0.50 0.46 Plato Learning 23,715 $7.21 $170,983 ($38,926) 0.0% 0.99 0.99 Princeton Review 27,638 $5.67 $156,710 $3,668 2.3% 0.98 0.97 Renaissance Learning 31,763 $15.21 $483,110 ($38,379) 0.0% 1.01 1.01 Scholastic 42,793 $34.05 $1,457,100 $639,400 43.9% 0.77 0.60 McGraw Hill Companies 390,179 $50.01 $19,512,866 ($462,184) 0.0% 0.67 0.67 Thomson 661,057 $34.37 $22,720,522 $3,995,165 17.6% 0.50 0.45 Pearson 798,000 £6.50 £5,187,000 £1,444,000 27.8% 0.84 0.71 Washington Post 9,627 $752.00 $7,239,661 $227,045 3.1% 0.50 0.49 Reed Elsevier (consolidated) 1,270,000 £5.30 $12,890,935 $2,926,000 22.7% 0.58 0.50 Select Beta 1.29 1.12 Assumptions: Unlevered Beta: 1.12 Target Net Debt for Company as a Percentage of Book Equity: 33.3% Levered Beta: 1.35 Levered Beta = Unlevered Beta * (1 +[ (1 - Tax Rate) * Net Debt / Equity Value]) Market Premium: 7.0% (Ibbotson Arithmetic Mean Equity Risk Premium) Equity Size Premium (b): 1.1% Country Risk Premium: 0.0% Risk Free Rate (RFR): 4.84% (20 year treasury) Pre-tax Cost of Debt: 7.0% Assumed Marginal Corporate Tax Rate: 38.0% Equity as a Percentage of Total Capital: 75.0% Net Debt as a Percentage of Total Capital: 25.0% Cost of Equity: KE = RFR +(Levered Beta * Market Premium) + Equity Size Premium KE = 15.41% Cost of Debt: KD = Pre-tax Cost of Debt * (1-Tax Rate) KD = 4.34% WACC: WACC = % of Net Debt to Total Capital * Tax Affected Cost of Debt (KD) + % Equity * Cost of Equity (KE) WACC = 12.64% (a) Beta source: Factset beta relative to S&P 500 Index. (b) Equity size premium based on following market capitalization criterion: 1) $4,200 million to $918 million = 0.5%, 2) $918 to $252 million = 1.1% and 3) <$252 million = 2.6%. [RUK] [WPO] [PSO] [TOC] [MHP] [SCHL] [RLRN] [REVU] [TUTR] [NLCI] [LCGI] [EEEE] [BFAM]

Comparable company analysis K-12 Education Market Statistics of Selected Publically Traded K-12 Education Companies (figures in thousands, except multiples and percentages) Enterprise Value as a Multiple of: Price as a Multiple of: Price Equity Enterprise Revenue EBITDA EPS EPS / L-T Growth Rate Book L-T Growth Company Name 11/2/2005 Value Value LTM 2005E 2006E LTM 2005E 2006E LTM 2005E 2006E LTM 2005E 2006E Value Rate K-12 Bright Horizons $40.12 $1,165,751 $1,085,287 1.8x 1.7x 1.5x 15.3x 14.6x 12.1x 33.0x 31.3x 26.2x 1.6x 1.5x 1.2x 5.6x 21.0% Educate $11.90 $534,011 $662,204 1.9x 1.9x 1.6x 12.5x 11.8x 9.3x 24.9x 20.2x 16.5x 1.2x 1.0x 0.8x 2.5x 20.0% Learning Care Group $6.21 $129,269 $136,104 0.6x NA NA 13.6x NA NA 35.4x NA NA NA NA NA 3.0x NA Nobel Learning $9.50 $92,525 $107,061 0.7x NA NA 8.0x NA NA 32.9x NA NA NA NA NA 2.5x NA Plato Learning $7.21 $170,983 $132,057 1.0x 1.1x NA 10.9x 12.4x NA NM NM NA NA NA NA 1.2x 20.6% Princeton Review $5.67 $156,710 $160,378 1.3x 1.2x 1.1x NM NA NA NM 40.5x 20.3x NA NA NA 2.9x NA Renaissance Learning $15.21 $483,110 $444,731 4.0x 3.7x 3.2x 10.1x NA NA 17.7x 19.5x 16.0x NA NA NA 4.4x NA K-12 Min 0.6x 1.1x 1.1x 8.0x 11.8x 9.3x 17.7x 19.5x 16.0x 1.2x 1.0x 0.8x 1.2x 20.0% Mean 1.6x 1.9x 1.9x 11.7x 12.9x 10.7x 28.8x 27.9x 19.8x 1.4x 1.3x 1.0x 3.2x 20.5% Adjusted Mean 1.3x 1.6x 1.6x 11.8x 12.4x NA 30.3x 25.8x 18.4x NA NA NA 3.1x 20.6% Median 1.3x 1.7x 1.6x 11.7x 12.4x 10.7x 32.9x 25.8x 18.4x 1.4x 1.3x 1.0x 2.9x 20.6% Max 4.0x 3.7x 3.2x 15.3x 14.6x 12.1x 35.4x 40.5x 26.2x 1.6x 1.5x 1.2x 5.6x 21.0% Major Media McGraw Hill Companies $50.01 $19,512,866 $19,050,682 3.3x 3.2x 3.0x 12.7x 11.9x 11.0x 22.7x 22.2x 19.8x 2.0x 1.9x 1.7x 6.2x 11.4% Pearson £6.50 £5,187,000 £6,631,000 1.7x 1.7x 1.5x 12.6x 11.1x 9.9x 18.2x 19.5x 16.9x 1.8x 2.0x 1.7x 1.6x 10.0% Reed Elsevier (consolidated) £6.50 £12,890,935 £15,816,935 3.2x 3.1x 2.9x 13.0x 11.8x 10.9x 18.2x 16.3x 14.8x 1.8x 1.6x 1.5x 8.0x 10.1% Scholastic $34.05 $1,457,100 $2,096,500 0.9x 0.9x 0.9x 8.7x 9.6x 9.6x 14.6x 16.4x 15.4x 1.2x 1.3x 1.2x 1.6x 12.3% Thomson $34.37 $22,720,522 $26,715,687 3.2x 3.1x 2.9x 11.4x 11.0x 10.2x 23.6x 24.6x 22.0x 1.8x 1.9x 1.7x 2.3x 13.3% Washington Post $752.00 $7,239,661 $7,466,706 2.2x 2.1x 1.9x 10.0x 10.2x 9.0x 21.7x 23.0x 19.5x 2.0x 2.1x 1.8x 2.9x 10.7% Major Media Min 0.9x 0.9x 0.9x 8.7x 9.6x 9.0x 14.6x 16.3x 14.8x 1.2x 1.3x 1.2x 1.6x 10.0% Mean 2.4x 2.3x 2.2x 11.4x 10.9x 10.1x 19.8x 20.3x 18.1x 1.8x 1.8x 1.6x 3.8x 11.3% Adjusted Mean 2.6x 2.5x 2.3x 11.7x 11.0x 10.2x 20.2x 20.3x 17.9x 1.8x 1.8x 1.6x 3.2x 11.1% Median 2.7x 2.6x 2.4x 12.0x 11.0x 10.1x 20.0x 20.9x 18.2x 1.8x 1.9x 1.7x 2.6x 11.1% Max 3.3x 3.2x 3.0x 13.0x 11.9x 11.0x 23.6x 24.6x 22.0x 2.0x 2.1x 1.8x 8.0x 13.3% Relevant Range Mean 2.0x 2.1x 2.1x 11.6x 11.6x 10.3x 23.9x 23.4x 18.7x 1.7x 1.7x 1.5x 3.4x 14.4% Adjusted Mean 1.9x 2.1x 2.1x 11.5x 11.4x 10.2x 23.7x 22.1x 18.3x 1.7x 1.7x 1.5x 3.2x 14.1% Median 1.8x 1.9x 1.8x 11.9x 11.8x 10.1x 22.7x 21.2x 18.2x 1.8x 1.7x 1.6x 2.9x 12.3% Source: Factset, First Call Consensus, Reuters Estimates, Company Filings, Equity Research [WPO] [TOC] [SCHL] [RUK] [PSO] [MHP] [RLRN] [REVU] [TUTR] [NLCI] [LCGI] [EEEE] [BFAM]

Comparable company analysis Post-Secondary Education Market Statistics of Selected Publicly Traded Post-Secondary Education Companies (figures in thousands, except student figures) Enterprise Value as a Multiple of: Price as Multiple: Price Equity Enterprise Revenue EBITDA EPS EPS / L-T Growth Rate Book L-T Growth Company Name 11/2/2005 Value Value LTM 2005E 2006E LTM 2005E 2006E Students LTM 2005E 2006E LTM 2005E 2006E Value Rate Post-Secondary Apollo Group, Inc. $65.65 $12,231,816 $11,636,391 5.2x 4.9x 4.1x 15.1x 14.1x 11.8x $37,938 27.5x 25.5x 21.0x 1.3x 1.2x 1.0x 17.3x 21.7% Career Education Corp. $36.18 $3,871,797 $3,431,765 1.8x 1.7x 1.5x 7.9x 7.6x 6.6x $37,302 17.2x 15.9x 13.6x 0.9x 0.8x 0.7x 3.5x 20.2% Corinthian Colleges $12.71 $1,180,415 $1,134,963 1.2x 1.2x 1.1x 8.4x 8.4x 8.5x $16,627 18.9x 19.4x 19.9x 1.4x 1.5x 1.5x 2.8x 13.1% DeVry, Inc. $23.34 $1,657,658 $1,686,612 2.1x 2.1x 2.0x 15.7x 15.2x 12.5x $33,278 50.3x 45.1x 31.1x 3.0x 2.7x 1.9x 3.2x 16.6% Education Management $32.44 $2,487,647 $2,381,201 2.3x 2.2x 1.9x 10.4x 9.8x 8.4x $37,102 24.0x 23.2x 20.1x 1.2x 1.1x 1.0x 3.7x 20.7% ITT Educational Svs. $57.76 $2,791,307 $2,396,833 3.6x 3.5x 3.2x 11.6x 12.5x 10.7x $54,067 22.5x 24.8x 21.3x 1.2x 1.3x 1.1x 8.8x 19.3% Laureate Education $50.31 $2,734,043 $2,795,362 3.5x 3.2x 2.6x 17.5x 16.4x 13.6x $14,479 32.3x 30.5x 24.5x 1.4x 1.3x 1.1x 3.0x 23.2% Strayer Education $96.45 $1,424,885 $1,312,550 6.2x 5.9x 5.0x 16.6x 16.2x 14.0x $63,234 30.9x 29.9x 25.8x 1.6x 1.5x 1.3x 9.7x 19.6% Min 1.2x 1.2x 1.1x 7.9x 7.6x 6.6x $14,479 17.2x 15.9x 13.6x 0.9x 0.8x 0.7x 2.8x 13.1% Mean 3.2x 3.1x 2.7x 12.9x 12.5x 10.8x $36,753 27.9x 26.8x 22.2x 1.5x 1.4x 1.2x 6.5x 19.3% Adjusted Mean 3.1x 2.9x 2.5x 13.0x 12.7x 10.9x $36,052 26.0x 25.5x 22.1x 1.3x 1.3x 1.2x 5.3x 19.7% Median 2.9x 2.7x 2.3x 13.3x 13.3x 11.2x $37,202 25.7x 25.1x 21.1x 1.3x 1.3x 1.1x 3.6x 19.9% Max 6.2x 5.9x 5.0x 17.5x 16.4x 14.0x $63,234 50.3x 45.1x 31.1x 3.0x 2.7x 1.9x 17.3x 23.2% Source: Company Filings, Factset, First Call Consensus, Reuters Estimates [STRA] [LAUR] [ESI] [EDMC] [DV] [COCO] [CECO] [APOL]

Precedent transaction analysis K-12 Education Products & Services Selected Comparable Transaction Analysis (dollars in millions except multiples) Enterprise Value / Announced Effective Target / Transaction % LTM LTM Margin LTM LTM Date Date Acquiror Value Acq. Revenue EBITDA % Revenue EBITDA Description of Target Company 8/19/2005 8/31/2005 Delta Education $209.5 100.0% $95.6 $21.7 22.7% 2.8x 12.5x School Specialty (Bain, Thomas H. Lee) 8/3/2005 8/3/2005 Kidum Enterprises and Publishing Ltd. $33.0 100.0% $25.3 $4.6 18.3% 1.3x 7.1x Kaplan Test Prep and Admissions 6/28/2005 6/28/2005 ChildrenFirst $61.0 100.0% $31.0 NA NA 1.6x NA Bright Horizons Family Solutions 6/22/2005 7/22/2005 AGS Publishing $270.0 100.0% $74.9 $29.6 39.5% 3.6x 9.1x Pearson 2/28/2005 2/28/2005 Wall Street Institutes (unit of Laureate Education) $42.0 100.0% $64.5 $5.3 8.1% 0.7x 8.0x The Carlyle Group 1/25/2005 6/27/2005 AlphaSmart $57.0 100.0% $36.9 $6.1 16.5% 1.4x 8.7x Renaissance Learning 1/13/2005 2/28/2005 Gateway Learning Corp. $10.0 100.0% $30.5 $1.6 5.1% 0.4x 8.3x Educate Inc. 12/14/2004 2/1/2005 Voyager Learning $360.0 100.0% $87.8 $35.0 39.8% 4.1x 10.3x ProQuest Company 11/6/2004 1/14/2005 Kindercare Learning Centers $550.3 100.0% $866.6 $145.0 16.7% 1.1x 6.7x Knowledge Learning Corp. 10/12/2004 10/12/2004 Educational Services of America $40.0 84.0% NA NA NA NA NA Trimaran Capital Partners 8/16/2004 10/5/2004 Capstar 1.4x 8.3x The Thomson Corp. 7/21/2004 10/4/2004 Von Hoffman Corp. $216.0 100.0% $377.1 $60.8 16.1% 1.7x 10.5x Jostens Holding Corp. (KKR, DLJ) 6/8/2004 6/8/2004 Chancellor Beacon Academies NA 100.0% NA NA NA NA NA Imagine Schools 12/17/2003 12/17/2003 New Media $6.8 100.0% $4.0 NA NA 1.7x NA Plato Learning Inc. 9/9/2003 11/17/2003 Lightspan $78.3 (a) 100.0% $51.6 ($12.7) NM 1.3x NM Plato Learning Inc. 7/14/2003 11/14/2003 Edison Schools Inc. $93.5 100.0% $425.6 $21.5 5.0% 0.3x 6.4x Shakespeare Acquisition LLC 3/10/2003 6/30/2003 Sylvan Learning Systems (K-12 division) $273.0 (b) 100.0% $213.7 $37.8 17.7% 1.3x 7.2x (c) Educate Inc. (Apollo Management) 3/10/2003 4/3/2003 Financial Training Company $87.4 100.0% $54.5 NA NA 1.6x NA Kaplan Inc. (Washington Post Co.) 3/4/2003 5/12/2003 Educational Resources (unit of Aramark Corp.) $265.0 100.0% $455.8 $54.7 12.0% 0.6x 4.8x Knowledge Learning Corp. 12/18/2002 12/30/2002 Bigchalk.com $29.0 62.0% $28.2 ($16.7) NM 2.0x NM ProQuest Company 11/7/2002 12/31/2002 Houghton Mifflin Company (unit of Vivendi Universal) $1,280.0 100.0% $1,185.7 $300.0 25.3% 1.4x 5.5x Bain Capital, Thomas H. Lee Partners, Blackstone Group 6/28/2002 7/22/2002 Tutor Time Learning Systems Inc. $22.4 100.0% $73.0 NA NA 0.3x NA Child Time Learning Centers Inc. 5/9/2002 5/17/2002 NetSchools Corp. $22.7 (e) 100.0% $11.9 ($17.4) NM 1.9x NM Plato Learning Inc. 8/13/2001 9/26/2001 Hungry Minds Inc. $182.5 100.0% $202.2 $6.0 2.9% 1.3x NM John Wiley & Sons Provides test preparation services and English language study programs through 48 centers in Israel. Operator of 33 employer-sponsored child care centers in the United States and Canada. Publisher of assessments and curriculum materials for US school psychologists, teachers, and students. Gateway Learning is the owner of the Hooked On Phonics brand which offers a portfolio of highly regarded early reading, math and study skills programs. WSI is a a global provider of English language instruction services with more than 285 centers and operations in 24 countries. AlphaSmart is a provider of portable personal learning soluctions for the K-12 classroom to enhance writing, keyboarding and comprehension. Voyager Learning provides research-based reading curriculum and professional development programs for school districts throughout the United States. New Media is a United Kingdom based publisher of curriculum-focused software primarily for teaching secondary school science and math. Leading printer of textbooks and supplemental materials. Lehigh Press, a subsidiary, specializes in book components and direct marketing print services through Lehigh Direct. Chancellor Beacon is a school management organization that operates charter and private day schools in AZ, FL, MA, MI, MO, NY, VA, and DC. Kindercare provides early childhood education and care services in the US, serving over 114k children in more than 1,230 centers in 39 states. Founded in 1999. Provides educational services and operates schools in Alabama, Arizona, California, Florida, Illinois and Ohio. Capstar develops competency assessment, learning and measurement, and testing solutions for corporations, national associations and state and federal governments. Provides curriculum-based educational software and Internet products and services to the K-12 and higher education markets. Offers online reference databases, standards-based digital curriculum, tools for preparing lessons, as well as test preparation and evaluation services. Leading publisher of textbooks, instructional technology, assessments, and other education materials for elementary and secondary schools and colleges. Provider of Internet-based e-learning software and services solutions for the K-12 market. Sylvan provides classroom based K-12 tutoring. Includes ownership interests in online education providers eSylvan and Connections Academy. FTC is a leader in test preparation services for accountants and financial services professional in the UK and Asia. Serves approximately 80,000 students in 149 schools located in 22 states and the District of Columbia. Provides the education management and assists charter schools. Child care franchisor with\ 235 learning centers in 25 states and 3 countries, 40% of which are company owned and operated. Delta Education is a science publisher in the elementary school market and develops learning materials designed to be effective with students of differing learning styles and aptitudes. Provider of child care and education programs through community-based centers, before and after school programs, and employer based centers in 28 states. Publishes CliffNotes, Weight Watchers, and Betty Crocker books.

Precedent transaction analysis (continued) 6/4/2001 7/3/2001 LearnNow Inc. $34.3 (f) 100.0% $38.0 NA NA 0.9x (g) NA Edison Schools Inc. 6/1/2001 8/3/2001 Houghton Mifflin Company $1,707.4 100.0% $1,034.0 $241.6 23.4% 2.1x 9.1x Vivendi Universal 3/2/2001 3/2/2001 Princeton Review of Boston & New Jersey $13.8 100.0% $11.6 NA NA 1.2x NA Princeton Review 10/27/2000 7/13/2001 Harcourt General $5,650.0 100.0% $2,408.2 $620.3 25.8% 2.9x 11.1x Reed Elsevier PLC 3/30/1998 5/4/1998 Children's Discovery Centers of America $96.8 100.0% $93.0 $10.5 11.3% 1.1x 9.4x Knowledge Universe 3/19/1998 5/11/1998 La Petite Academy $113.5 100.0% $309.5 $31.3 10.1% 0.8x 7.6x Chase Manhattan Corp., Chase Capital Partners 10/3/1996 2/13/1997 KinderCare Learning Centers $393.6 100.0% $551.4 $88.2 16.0% 1.0x 6.2x Kohlberg, Kravis, Roberts & Co. Relevant Range Min: 0.3x 4.8x Mean: 1.5x 8.3x Adjusted Mean: 1.5x 8.2x Median: 1.3x 8.3x Max: 4.1x 12.5x Source: Based on company filings, company press releases, published equity research, and Bloomberg. (a) Includes 6.6mm shares Plato stock and $7.1mm in transaction costs. (b) Based on Educate, Inc. Consolidated Financial Statements for Period from June 30, 2003 (date of inception) through December 31, 2003. (c) Pro forma basis after allocating approximately $13 million of general and administrative costs. Figures do not include revenues or losses for eSylvan and Connections Academy ($3.3mm of revenues and $14mm of EBITDA losses in 2002). (d) Preferred stockholders were paid $55.4mm less $29mm consideration paid to common stock holders. The amount paid to preferred stockholders has been accounted for in Enterprise Value. (e) Purchase price includes $6mm in cash, 800k shares of Plato stock, debt repayment, and other acquisition costs. Consideration included 200k warrants. (f) Includes $3mm of cash considerations and 1.3mm shares of Edison stock. (g) Revenue multiple based off of estimated forward year revenue. Leading for-profit provider of early childhood education and care in the United States. Provider of educational services to pre-k through elementary school age children in before and after school programs. Provides center-based education for children from the age of six weeks to 12 years. Leading publisher of textbooks, instructional technology, assessments, and other education materials for elementary and secondary schools and colleges. Leading global multi-media publisher for K-12, higher education, corporations, and health sciences. Privately held education management company operating seven charter schools with approximately 2,000 students Princeton Review of Boston, Inc. and Princeton Review of New Jersey, Inc. are franchisees to Princeton Review.

Confidential

educate, inc.

Summary valuation matrix

(all figures in millions, except per share amounts)

		Current	"Major Media"			BFAM	Media / K-12 Comparable Transactions			Discounted Cash Flow		
EEEE Price per Share:		$11.90	$10.11		$12.05	$16.07	$10.11		$12.70	$17.20		$23.50
% premium to current		0.0%	-15.0%		1.3%	35.0%	-15.0%		6.7%	44.5%		97.5%
Common Shares Outstanding		42.6	42.6		42.6	42.6	42.6		42.6	42.6		42.6
Diluted Shares Outstanding [a]		44.9	44.9		44.9	44.9	44.9		44.9	44.9		44.9
Equity Purchase Price:		$534.0	$453.7		$540.9	$721.3	$453.7		$570.0	$771.8		$1,054.6
Net Debt [b]		$128.2	$128.2		$128.2	$128.2	$128.2		$128.2	$128.2		$128.2
Enterprise Value [c]		$662.2	$581.8		$669.1	$849.5	$581.8		$698.2	$900.0		$1,182.8
Multiple of Enterprise Value to:	EEEE Metric [d]											
2004A Revenues	$272.7	2.4x	2.1x	-	2.5x	3.1x	2.1x	-	2.6x	3.3x	-	4.3x
LTM Revenues	314.9	2.1x	1.8x	-	2.1x	2.7x	1.8x	-	2.2x	2.9x	-	3.8x
FY 2005E Revenues	338.9	2.0x	1.7x	-	2.0x	2.5x	1.7x	-	2.1x	2.7x	-	3.5x
FY 2006E Revenues	440.7	1.5x	1.3x	-	1.5x	1.9x	1.3x	-	1.6x	2.0x	-	2.7x
FY 2005E EBITDA	58.2	11.4x	10.0x	-	11.5x	14.6x	10.0x	-	12.0x	15.5x	-	20.3x
FY 2006E EBITDA	72.7	9.1x	8.0x	-	9.2x	11.7x	8.0x	-	9.6x	12.4x	-	16.3x
Multiple of Equity Value to:												
FY 2005E EPS	$0.60	19.9x	16.9x	-	20.2x	26.9x	16.9x	-	21.2x	28.8x	-	39.3x
FY 2006E EPS	0.75	15.8x	13.4x	-	16.0x	21.3x	13.4x	-	16.8x	22.8x	-	31.1x
Book Value per Share	$4.75	2.5x	2.1x	-	2.5x	3.4x	2.1x	-	2.7x	3.6x	-	5.0x
Long-Term Growth Rate		20.0%	10.0%	-	13.3%	21.0%						

Notes:

[a] Dilution due to options is calculated using the Treasury Stock Method.

[b] Defined as total straight debt and straight preferred stock, plus out-of-the-money convertible securities, less cash and cash equivalents.

[c] Defined as equity value (current stock price times shares outstanding and shares underlying in-the-money options and convertibles) plus net debt.

[d] EEEE figures pro-forma for sale of Education Station.

Source: Company Data, Reuters Consensus Estimates

20

Signal Hill Capital